Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Fourth quarter revenues increase 16% over prior year period driven by strong same facility revenue growth.

NASHVILLE, Tennessee, March 9, 2017 - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the fourth quarter and full year ended December 31, 2016.
Highlights for the Fourth Quarter of 2016:

•	Revenues increased 16.2% to $306.0 million over fourth quarter 2015

•	Same-facility revenues increased 10.8% over fourth quarter 2015 to $304.5 million

•	Net income attributable to Surgery Partners increased to $16.9 million from $16.7 million in the fourth quarter 2015

•	Adjusted EBITDA increased 14.4% over fourth quarter 2015 to $50.1 million

•	Diluted net income per share of $0.35 for both quarterly periods.
Highlights for 2016:

•	Revenues increased 19.3% to $1.1 billion over 2015

•	Same-facility revenues increased 12.2% over 2015 to $1.1 billion

•	Net income attributable to Surgery Partners increased to $9.5 million from $1.4 million in 2015

•	Adjusted EBITDA increased 13.4% over 2015 to $179.3 million

•	Diluted net income per share of $0.20 compared to $0.04 for 2015.
“I am pleased to report another quarter of double-digit, same-facility revenue growth for Surgery Partners,” said Mike Doyle, Chief Executive Officer. “In our first full year as a public company, Surgery Partners has expanded significantly, adding two integrated physician practices with three ambulatory surgery centers, three standalone ambulatory surgery centers and eight physician practices. Our facilities provided services to more than 600,000 patients during 2016, and I would like to thank our physician partners and dedicated staff for consistently carrying out their mission of providing high quality care to our patients.
“With a network of more than 150 locations across multiple service lines, Surgery Partners remains well positioned to continue providing integrated healthcare solutions for patients, physicians and payors throughout the country.”
Fourth Quarter 2016 Results
Total revenues for the fourth quarter of 2016 increased 16.2% to $306.0 million from $263.3 million for the fourth quarter of 2015. Same-facility revenues for the fourth quarter of 2016 increased 10.8% from the same period last year with same-facility cases driving 3.7% of the increase with one less day compared to the same quarter last year.
For the fourth quarter of 2016, the Company’s Adjusted EBITDA increased 14.4% to $50.1 million compared to $43.8 million for the same period last year. The quarter included a negative impact of approximately $2.0 million of employee healthcare costs above normal seasonal increases.
During the fourth quarter of 2016, the Company added an integrated physician practice and an anesthesia provider, as well as, two independent physician practices, all of which were in existing markets.
Full Year 2016 Results
Total revenues for 2016 increased 19.3% to $1.1 billion from $959.9 million for 2015. Same-facility revenues for 2016 increased 12.2% from 2015 with same-facility cases driving 6.6% of the increase.
For the year 2016, the Company’s Adjusted EBITDA increased 13.4% to $179.3 million compared to $158.1 million for 2015.
Liquidity
Surgery Partners had cash and cash equivalents of $69.7 million at December 31, 2016 and availability of approximately $62 million under its revolving credit facility. Net operating cash flow, including operating cash flow less distributions to non-controlling interests, was $16.0 million for the fourth quarter of 2016 or $18.0 million on an adjusted basis, excluding merger tr ansaction and integration costs. The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, at the end of the fourth quarter of 2016, was 6.3x.
Guidance
The Company's full year 2017 guidance is as follows:

•	Revenues growth in the range of 9% to 11% over 2016.

•	EBITDA growth in the range of 10% to 15% over 2016.
This guidance reflects anticipated growth in existing locations, the full-year contribution of businesses acquired during 2016 and the ramp up of physician practices added during 2016. It assumes modest contribution from acquisitions in 2017.
Mike Doyle commented, “After a period of rapid expansion, we are targeting 10% to 15% EBITDA growth for 2017. We believe Surgery Partners is well positioned for continued growth of its integrated services model of surgical care, physician services and other related services in existing and new markets.”
Conference Call Information
Surgery Partners will hold a conference call tomorrow, March 10, 2017 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-705-6003, or for international callers, 1-201-493-6725. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921 or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13654468. The replay will be available until March 24, 2017.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about Surgery Partners, please visit the company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” in our soon to be filed Annual Report on form 10-K for the year ended December 31, 2016 that may cause actual results to differ materially from those that we expected.
The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted EBITDA and adjusted net income per share, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness, earnings per share or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
About Surgery Partners
Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing outpatient surgical and ancillary services company in the country, with more than 150 locations in 29 states, including surgical facilities, physician practices and urgent care facilities.

SURGERY PARTNERS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Amounts in thousands, except shares and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Revenues	$306,001	$263,322	$1,145,438	$959,891
Operating expenses:
Salaries and benefits	90,774	73,280	357,175	261,685
Supplies	72,755	65,533	269,239	242,083
Professional and medical fees	20,372	18,439	81,185	66,583
Lease expense	13,435	11,581	52,147	44,848
Other operating expenses	16,911	14,341	61,450	54,127
Cost of revenues	214,247	183,174	821,196	669,326
General and administrative expenses (includes contingent acquisition compensation expense of $5,092 for the year ended December 31, 2016)	18,041	21,048	60,246	55,992
Depreciation and amortization	10,567	9,007	39,551	34,545
Provision for doubtful accounts	8,281	7,529	24,212	23,578
Income from equity investments	(1,757)	(911)	(4,764)	(3,777)
Loss (gain) on disposal or impairment of long-lived assets, net	658	(575)	2,355	(2,097)
Loss on debt refinancing	—	16,102	11,876	16,102
Merger transaction and integration costs	2,377	3,023	8,738	17,920
Gain on litigation settlement	(14,101)	—	(14,101)	—
Termination of management agreement and IPO costs	—	5,834	—	5,834
Electronic health records incentive income	(677)	(1,868)	(408)	(1,761)
Other (income) expense	(42)	(169)	55	(525)
Total operating expenses	237,594	242,194	948,956	815,137
Operating income	68,407	21,128	196,482	144,754
Tax receivable agreement expense	—	(119,911)	(3,733)	(119,911)
Interest expense, net	(25,708)	(22,473)	(100,571)	(100,980)
Income (loss) before income taxes	42,699	(121,256)	92,178	(76,137)
Income tax expense (benefit)	4,599	(157,350)	7,095	(148,982)
Net income	38,100	36,094	85,083	72,845
Less: Net income attributable to non-controlling interests	(21,238)	(19,355)	(75,630)	(71,416)
Net income attributable to Surgery Partners, Inc.	$16,862	$16,739	$9,453	$1,429

Net income per share attributable to common stockholders
Basic	$0.35	$0.35	$0.20	$0.04
Diluted	$0.35	$0.35	$0.20	$0.04
Weighted average common shares outstanding
Basic	48,019,652	47,971,834	48,018,944	36,066,233
Diluted	48,217,454	48,161,550	48,190,738	37,464,387

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Amounts in thousands, except shares and per share amounts)

	December 31, 2016	December 31, 2015

Balance Sheet Data (at period end):
Cash and cash equivalents	$69,699	$57,933
Total current assets	361,955	310,957
Total assets	2,304,958	2,104,443

Current maturities of long-term debt	27,822	27,247
Total current liabilities	186,725	181,289
Long-term debt, less current maturities	1,414,421	1,228,112
Total liabilities	1,799,763	1,623,077

Total Surgery Partners, Inc. stockholders' equity (deficit)	9,677	(4,028)
Non-controlling interests--non-redeemable	314,997	301,955
Total stockholders' equity	324,674	297,927

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Cash Flows Data:
Net cash provided by (used in):
Operating activities	$32,376	$24,189	$125,239	$84,481
Investing activities	(30,354)	(95,358)	(184,749)	(134,842)
Capital expenditures	(10,732)	(15,324)	(39,109)	(33,439)
Investments in new businesses	(20,387)	(80,034)	(146,405)	(112,596)
Financing activities	12,468	72,254	71,276	33,374
Distributions to non-controlling interests	(16,335)	(18,525)	(65,778)	(69,720)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Other Data:
Number of surgical facilities as of the end of the period	104	101	104	101
Number of consolidated surgical facilities as of the end of the period	94	90	94	90
Cases	113,234	102,689	428,742	389,650
Revenues per case	$2,702	$2,564	$2,672	$2,463
Adjusted EBITDA	$50,058	$43,754	$179,263	$158,053
Adjusted EBITDA as a % of revenues	16.4%	16.6%	15.7%	16.5%
Adjusted EPS- Basic	$0.19	$0.58	$0.67	$0.82
Adjusted EPS- Diluted	$0.19	$0.57	$0.66	$0.79

SURGERY PARTNERS, INC.
Supplemental Information
(Unaudited, in thousands, except cases, per case and growth rates)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Same-facility Information(1):
Cases	112,497	108,431	427,537	401,134
Case growth	3.7%	N/A	6.6%	N/A
Revenues per case	$2,706	$2,535	$2,611	$2,481
Revenues per case growth	6.7%	N/A	5.2%	N/A
(1) Same-facility revenues include revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods) along with the revenues from our ancillary services comprised of a diagnostic laboratory, multi-specialty physician practices, urgent care facilities, anesthesia services, optical services and specialty pharmacy services that complement our surgical facilities in our existing markets.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Segment Net Revenues:
Surgical Facility Services	$275,849	$240,244	$1,042,097	$884,144
Ancillary Services	27,869	19,618	90,836	61,175
Optical Services	2,283	3,460	12,505	14,572
Total Revenues	$306,001	$263,322	$1,145,438	$959,891

During the second quarter of 2016, the Company reassessed its segment reporting and realigned the disclosures to reflect the review and decision making made by the Chief Operating Decision Maker (“CODM”). The purpose of these changes was to replace operating income with adjusted EBITDA as the primary profit/loss metric reviewed by the CODM in making key business decisions and on allocation of resources. The Company has revised the segment disclosures below to replace operating income with adjusted EBITDA and has provided a reconciliation from adjusted EBITDA back to net income in the reported consolidated financial information. These changes had no effect on the Company’s reportable segments, which are presented consistent with prior periods.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Segment Adjusted EBITDA:
Surgical facility services	$60,900	$50,776	$214,218	$180,113
Ancillary services	3,544	5,458	12,685	18,715
Optical services	304	785	3,308	3,905
Total segment adjusted EBITDA (2)	$64,748	$57,019	$230,211	$202,733

General and administrative expenses	$(18,041)	$(21,048)	$(60,246)	$(55,992)
Non-cash stock compensation expense	695	6,223	2,021	7,502
Contingent acquisition compensation expense	2,032	—	5,092	—
Management fee (3)	—	—	—	2,250
Acquisition related costs	624	1,560	2,185	1,560

Total adjusted EBITDA (2)	$50,058	$43,754	$179,263	$158,053

Net income attributable to non-controlling interests	$21,238	$19,355	$75,630	$71,416
Depreciation and amortization	(10,567)	(9,007)	(39,551)	(34,545)
Interest and other expense, net	(25,708)	(22,473)	(100,571)	(100,980)
Income tax (expense) benefit	(4,599)	157,350	(7,095)	148,982
Non-cash stock compensation expense	(695)	(6,223)	(2,021)	(7,502)
Contingent acquisition compensation expense	(2,032)	—	(5,092)	—
Termination of management agreement and IPO costs	—	(5,834)	—	(5,834)
Management fee (3)	—	—	—	(2,250)
Merger transaction, integration and practice acquisition costs (4)	(3,038)	(5,390)	(11,617)	(20,579)
Gain on litigation settlement	14,101		14,101	—
(Loss) gain on disposal or impairment of long-lived assets, net	(658)	575	(2,355)	2,097
Tax receivable agreement expense	—	(119,911)	(3,733)	(119,911)
Loss on debt refinancing	—	(16,102)	(11,876)	(16,102)
Total net income	$38,100	$36,094	$85,083	$72,845

(2) The above table reconciles adjusted EBITDA by segment to net income as reflected in the consolidated statements of operations.
When we use the term “Adjusted EBITDA,” it is referring to net income minus (a) net income attributable to non-controlling interests plus (b) income tax (benefit) expense, (c) interest and other expense, net, (d) depreciation and amortization, (e) termination of management agreement and IPO costs, (f) management fee, (g) merger transaction, integration and practice acquisition costs, (h) non-cash stock compensation expense, (i) loss on debt refinancing, (j) contingent acquisition compensation expense, (k) tax receivable agreement expense, (l) gain on litigation settlement and (m) (loss) gain on disposal or impairment of long-lived assets. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. Our operating strategy is to apply a market-based approach in structuring its partnerships with individual market dynamics driving the structure. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by its surgical facilities and other operations.
We use Adjusted EBITDA as a measure of liquidity. It is included because we believe that it provides investors with additional information about its ability to incur and service debt and make capital expenditures.
Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. The Company's calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
.(3) Fee payable pursuant the Management and Investment Advisory Services Agreement between the Company and Bayside Capital, Inc., which was terminated in connection with our IPO.
(4) This amount includes merger transaction and integration costs of $2.4 million and $8.7 million for the three and twelve months ended December 31, 2016, respectively, and practice acquisition costs of $661,000 and $2.9 million for the three and twelve months ended December 31, 2016, respectively.
This amount includes merger transaction and integration costs of $3.0 million and $17.9 million for the three and twelve months ended December 31, 2015, respectively, and practice acquisition costs of $2.4 million and $2.7 million for the three and twelve months ended December 31, 2015, respectively.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except shares and per share amounts)

From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income per share attributable to Surgery Partners, Inc. stockholders as a supplement to its comparable GAAP measure of net income per share attributable to Surgery Partners, Inc. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered a measure of financial performance under GAAP, and the items excluded from adjusted net income per share attributable to Surgery Partners, Inc. stockholders are significant components in understanding and assessing financial performance. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered in isolation or as an alternative to net income per share attributable to Surgery Partners, Inc. stockholders as presented in the consolidated financial statements.
The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net income used to calculate adjusted net income per share attributable to Surgery Partners, Inc. stockholders:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Consolidated Statements of Operations Data:
Net Income	$38,100	$36,094	$85,083	$72,845
Less:
Net income attributable to non-controlling interests	21,238	19,355	75,630	71,416
Plus:
Management fee (5)	—	—	—	2,250
Merger transaction, integration and practice acquisition costs	3,038	5,390	11,617	20,579
Non-cash stock compensation expense	695	6,223	2,021	7,502
Contingent acquisition compensation expense	2,032	—	5,092	—
Loss on debt refinancing	—	16,102	11,876	16,102
Tax receivable agreement expense	—	119,911	3,733	119,911
Tax valuation allowance release	—	(136,201)	—	(136,201)
Gain on litigation settlement	(14,101)	—	(14,101)	—
Loss (gain) on disposal or impairment of long-lived assets, net	658	(575)	2,355	(2,097)
Adjusted net income	$9,184	$27,589	$32,046	$29,475

Adjusted net income per share
Basic	$0.19	$0.58	$0.67	$0.82
Diluted	$0.19	$0.57	$0.66	$0.79
Weighted average common shares outstanding:
Basic	48,019,652	47,971,834	48,018,944	36,066,233
Diluted	48,217,454	48,161,550	48,190,738	37,464,387
(5) Fee payable pursuant the Management and Investment Advisory Services Agreement between the Company and Bayside Capital, Inc., which was terminated in connection with our IPO.

Contact

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com